Exhibit 10.2

EQUITY RIGHTS AGREEMENT

This Equity Rights Agreement (this “Agreement”) is entered into this 14th day of November, 2013, by and between Comvest Capital II, L.P (“Comvest”) and RMG Networks Holding Corporation, a Delaware corporation formerly known as SCG Financial Acquisition Corp. (“RMG Parent”). Comvest and RMG Parent are collectively referred to herein as the “Parties.”

WHEREAS, as of the date hereof, Comvest (individually as a lender and in its capacity as the Administrative Agent for the lenders party to the Credit Agreement (as defined below)) and RMG Parent are executing (together with certain other parties thereto) that certain Second Amendment to Credit Agreement (the “Credit Amendment”), amending that certain Credit Agreement dated as of April 19, 2013 (as amended, the “Credit Agreement”); and

WHEREAS, as a condition to the closing of the Credit Amendment, RMG Parent has agreed to an arrangement whereby Comvest (in its individual capacity as a lender and not in its capacity as Administrative Agent) (x) will receive 150,000 duly authorized and issued shares of common stock of RMG Parent, currently traded on the NASDAQ under the symbol RMGN (the “Shares”), (y) will be entitled to certain registration rights related to the Shares and (z) will receive a right to put the Shares to RMG Parent; and

WHEREAS, Comvest has concurrently received the Shares and the Parties now desire to evidence Comvest’s registration and put rights on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.

Registration of Shares.

(a)

Subject to Section l(e) below, RMG Parent agrees that it will prepare and, as soon as practicable but in no event later than the date that is thirty (30) days from the date of this Agreement, file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 covering the resale of all of the Shares (the “Registration Statement”). RMG Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable.

(b)

Subject to Section l(d) below, following the effectiveness of the Registration Statement covering the Shares as described in Section l(a), RMG Parent shall use commercially reasonable efforts to ensure that the effectiveness of such Registration Statement is maintained until the earlier of (i) until such time as Comvest no longer holds any Shares or (ii) the date that is eighteen months from the date of this Agreement.

(c)

RMG Parent shall pay for all expenses related to the registration described in this Section 1, including without limitation all registration, listing and qualification fees, printer and accounting fees, exchange filing fees, and legal fees (including the reasonable costs of review for Comvest’s counsel).

(d)

For not more than 30 consecutive days (subject to extension by RMG Parent by up to an additional 60 days, solely to the extent that RMG Parent requires such extension of time to complete financial statements required under applicable law to be contained in RMG Parent’s SEC filings) or for a total of not more than 90 days in any 12 month period (but not more than twice in any such 12 month period), RMG Parent may suspend the use of any prospectus included in the Registration Statement in the event that RMG Parent determines in good faith that such suspension is necessary to (a) delay the disclosure of material non-public information concerning RMG Parent, the disclosure of which at the time is not, in the good faith opinion of RMG Parent, in the best interests of RMG Parent or (b) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”). Comvest agrees that, upon receipt of any notice from RMG Parent of an Allowed Delay, Comvest will immediately discontinue disposition of Shares pursuant to the Registration Statement (although, if applicable, may dispose of Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended), until Comvest is advised by RMG Parent that such dispositions may again be made pursuant to the Registration Statement.

(e)

Comvest shall furnish in writing to RMG Parent such information regarding Comvest, the securities of RMG Parent held by Comvest (and of any affiliated entity that would be deemed the beneficial owner of the Shares, or for whose securities Comvest would be deemed the beneficial owner), and the intended method of distribution of the Shares as shall be reasonably requested by RMG Parent to effect the registration of the Shares.

(f)

RMG Parent will indemnify and hold harmless Comvest and each of its directors, officers, shareholders, members, partners, employees, agents, advisors and representatives and each Person (as such term is defined in the Credit Agreement), if any, who controls Comvest within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and each of the directors, officers, shareholders, members, partners, employees, agents, advisors and representatives of such controlling Persons (each, an “SEC Indemnified Person”), against any losses, obligations, claims, damages, liabilities, judgments, fines, penalties, charges, costs (including, without limitation, court costs, reasonable attorneys’ fees and costs of defense and investigation), amounts paid in settlement or expenses, joint or several (collectively, “Claims”) incurred in investigating or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto, to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a registration statement or any posteffective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Shares are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus relating to the offer or sale of the Shares if used prior to the effective date of such registration statement, or contained in the final prospectus relating to the offer or sale of the Shares (as amended or supplemented, if RMG Parent files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by RMG Parent of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Shares pursuant to a registration statement (the matters in the foregoing clauses (i) through (iii), collectively “Violations”). RMG Parent shall reimburse the SEC Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other expenses reasonably incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification contained in this Section l(d) shall not apply to a Claim by an SEC Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to RMG Parent by such SEC Indemnified Person expressly for use in connection with the preparation of such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an SEC Indemnified Person and shall survive the transfer of any of the Shares by Comvest.

2.

Put Rights.

(a)

At any time from and after April 14,2014, Comvest shall be permitted to deliver a notice to RMG Parent (a “Put Notice”) informing RMG Parent that it intends to put an Applicable Number of Shares to RMG Parent for the Per Share Price on an effective date (the “Put Date”) not earlier than thirty (30) days from the delivery of the Put Notice (provided, however, if no Put Date is expressly provided for in a Put Notice than the applicable Put Notice shall be valid and the Put Date shall be deemed to be the date that is thirty (30) days from the delivery of such Put Notice). Subject to the limitations set forth in Section 2(b) and 2(c) below, Comvest shall be entitled to deliver multiple Put Notices as long as it is the owner of any of the Shares. With respect to each Put Notice, RMG Parent shall pay Comvest the applicable purchase price in cash on the relevant Put Date (such purchase price to equal the Applicable Number of Shares multiplied by the Per Share Price).

(b)

Notwithstanding Section 2(a), Comvest agrees that it shall not deliver (x) more than two (2) Put Notices to RMG Parent which have Put Dates in the same calendar year, (y) two (2) Put Notices within ninety (90) days of each other or (z) a Put Notice requiring RMG Parent to purchase more than 25,000 Shares. Furthermore, Comvest agrees that it shall not deliver Put Notices to RMG Parent that would require RMG Parent to purchase more than 40,000 Shares in a given calendar year (provided, however, that if Comvest delivers a Put Notice that would result in RMG Parent purchasing more than 40,000 Shares in a given calendar year pursuant to Put Notices, then the Put Notice in question shall be deemed valid but the number of Shares to be purchased pursuant to the applicable Put Notice shall be deemed reduced to the amount that would result in 40,000 Shares being acquired pursuant to Put Notices in the given calendar year).

(c)

The Parties acknowledge and agree that the obligations of RMG Parent to purchase Shares at a given Put Date are subject to the provisions of Section 7 of the Credit Amendment. To the extent that a delay of a purchase of Shares pursuant to Section 7 of the Credit Amendment causes such purchase to be made in a calendar year different from the Put Date originally associated with the applicable Put Notice, then for purposes of Section 2(b) the Put Date and the purchase of shares (for purposes of the annual volume cap) will be deemed to have occurred in the calendar year originally contemplated by such Put Notice.

(d)

For purposes of this Agreement, the term “Applicable Number” shall mean the number of Shares contemplated to be purchased by RMG Parent from Comvest pursuant to the applicable Put Notice, subject only to the limitation set forth in Section 2(b) above. For purposes of this Agreement, the term “Per Share Price” means (x) the quoted price (on NASDAQ or any successor listing exchange if the Shares are not quoted on NASDAQ at a given calculation date) for a share of RMG Parent’s common stock as of the closing of the trading day immediately prior to the applicable Put Date, multiplied by (y) ninety percent (90%).

(e)

Notwithstanding anything contained herein to the contrary, in the event that (i) RMG Parent has not fully complied with the agreements and obligations set forth in Section l(a) and l(b)., (ii) RMG Parent has not caused a registration statement covering all of the Shares to be effective by the date that is ninety (90) days from the date of this Agreement, (iii) RMG Parent suspends an effective registration statement covering the Shares pursuant to Section l(d), or (iv) at any given time, Comvest is prevented from selling all of its Shares pursuant to Rule 144 due to the failure of the condition in Rule 144( c) to be met and RMG Parent is not at such time maintaining an effective registration statement covering the Shares (the events in clauses (i) through (iv) each being referred to as a “Trigger Event”), then in any such case while the Trigger Event continues to exist (x) Comvest shall be entitled to deliver Put Notices to RMG Parent without advance notice being required (Le., the Put Date shall be deemed to be the date of the applicable Put Notice) and (y) Section 2(b) shall be deemed modified (for the avoidance of doubt, only so long as a Trigger Event continues to exist) to read as follows:

“Notwithstanding Section 2(a), Comvest agrees that it shall not deliver (x) more than four (4) Put Notices to RMG Parent which have Put Dates in the same calendar year, (y) two (2) Put Notices within ninety (90) days of each other or (z) a Put Notice requiring RMG Parent to purchase more than 25,000 Shares (or 20,000 Shares if at least 25,000 Shares have already been purchased in such calendar year by RMG Parent pursuant to Put Notices). Furthermore, Comvest agrees that it shall not deliver Put Notices to RMG Parent that would require RMG Parent to purchase more than 80,000 Shares in a given calendar year (provided, however, that if Comvest delivers a Put Notice that would result in RMG Parent purchasing more than 80,000 Shares in a given calendar year pursuant to Put Notices, then the Put Notice in question shall be deemed valid but the number of Shares to be purchased pursuant to the applicable Put Notice shall be deemed reduced to the amount that would result in 80,000 Shares being acquired pursuant to Put Notices in the given calendar year).”

Once the applicable Trigger Event that gave rise to the effects of this Section 2(e) has been cured, then Comvest shall once again be bound by the terms of Section 2(b) without regard to this Section 2(e) unless and until a Trigger Event thereafter exists. However, in no event shall any Put Notice delivered while a Trigger Event is continuing pursuant to this Section 2(e) be reversed or nullified by a later cure of a Trigger Event, and any Put Notices delivered under this Section 2(e) that result in RMG Parent purchasing more than 40,000 Shares in a calendar year shall be valid notwithstanding any subsequent cure and shall not affect the amount of Shares that Comvest is otherwise entitled to put to RMG Parent in later calendar years.

(f)

For the avoidance of doubt, nothing in this Agreement is intended to be, or should be interpreted to be, a limitation on Comvest’s ability to sell any Shares by public or private means, whether or not any Put Notices are delivered hereunder.

3.

Representations and Warranties. RMG Parent hereby represents and warrants to Comvest that (i) it is a corporation duly incorporated, validly existing and in good standing in the State of Delaware, (ii) it has all corporate power and authority to execute and deliver this Agreement, and to perform under this Agreement in all respects hereunder, (iii) it has authorized the execution, delivery and performance of this Agreement and the consummation of all transactions hereunder (including without limitation the registration of the Shares and the acceptance of and payment pursuant to each Put Notice), (iv) neither it nor any of its subsidiaries is subject to any suit, action, investigation, judgment, order or claim of the Securities and Exchange Commission or of any governmental agency or third party that would seek to prevent the execution or delivery of this Agreement or the performance hereunder, (v) no consent, approval, exemption of any third party (other than has been previously obtained) is required in order for RMG Parent to execute or deliver this Agreement or to fully perform hereunder and (vi) the execution, delivery and performance of this Agreement and the consummation of all transactions hereunder (including without limitation the registration of the Shares and the acceptance of and payment pursuant to each Put Notice) will not violate any law or regulation to which RMG Parent or its subsidiaries is subject or any material agreement or instrument to which RMG Parent or its subsidiaries is a party.

4.

Notices. Any notices given hereunder to either Party (including without limitation a Put Notice) shall be in writing and be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by telecopier or email, or by prepaid overnight courier, and will be deemed to have been delivered for purposes of this Agreement (i) in regard to registered or certified mail, five (5) days after deposit, (ii) in regard to personal delivery, the day of delivery, (iii) in regard to prepaid overnight courier, on the next Business Day after such writing is deposited with the overnight courier, and (iv) in regard to telecopy or email, on the day that such telecopy or email is sent so long as the telecopy is followed by another form of notice set forth in this Section 4. Rejection or refusal to accept or inability to deliver because of changed addresses or because no notice of changed address was given will be deemed a receipt of such notice. If any day on which any notice, demand, instruction, or other communication is given or sent by any Party hereto is not a Business Day (as such term is defined in the Credit Agreement), such notice, demand, instruction, or other communication will be deemed to have been given or sent on the Business Day next succeeding such non-Business Day. All notices shall be delivered to the same addressees) required under the Credit Agreement.

5.

Indemnity; Specific Performance.

(a)

RMG Parent agrees that it will indemnify and hold harmless Comvest against any claims, losses, expenses or similar amounts (including reasonable attorney’s fees and/or collection costs) incurred by Comvest relating to or arising from (i) a breach by RMG Parent of any obligation or agreement hereunder or (ii) a failure of the representations set forth in Section 3 to be true and correct. Without limitation of the foregoing, in the event that RMG Parent fails to purchase any Shares pursuant to a Put Notice at the time and in the manner required by this Agreement, then (x) the Per Share Price shall be deemed to be a price equal to ninety percent (90%) of the quoted price (on NASDAQ or any successor listing exchange if the Shares are not quoted on NASDAQ at a given calculation date) for a share of RMG Parent’s common stock as of the closing of the trading day immediately prior to the originally scheduled Put Date or, if higher, on any later date until fully paid and (y) the unpaid amount (adjusting the Per Share Price as described in clause (x)) shall accrue interest at a rate equal to the default rate of interest set forth under the Credit Agreement.

(b)

RMG Parent acknowledges that any breach by RMG Parent of its obligations under this Agreement which remains unremedied for five (5) business days, shall in each case also constitute an immediate Event of Default under, and as such term is defined in, the Credit Agreement. RMG Parent hereby acknowledges and agrees that this Agreement constitutes a “Loan Document” for purposes of the Credit Agreement, and that the indebtedness, obligations and liabilities of RMG Parent arising hereunder shall constitute “Obligations” as such term is defined in the Credit Agreement.

(c)

In addition to the rights and remedies otherwise set forth in this Section 5, if any Trigger Event exists for at least thirty (30) days, then RMG Parent agrees to pay Comvest a fee equal to Twenty Thousand Dollars ($20,000) on ex) the date that is thirty (30) days from the original occurrence of such Trigger Event and (y) each 30-day anniversary thereafter to the extent the Trigger Event continues to exist. Any fee becoming due under this Section 5(c) will be added to the outstanding principal amount under the Credit Agreement and will thereafter be payable in accordance with the terms of the Credit Agreement.

(d)

The indemnity set forth in this Section 5 shall not supersede Section 1 (d), which shall govern in the event of any Claim specifically covered by the terms of such Section l(d).

6.

Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

7.

Amendments: Assignment. No amendment, change or modification of this Agreement shall be valid, unless in writing and signed by each of the Parties hereto. No Party may assign, directly or by operation of law, any of its rights or interests, nor delegate any of its duties hereunder except with the prior written consent of the other Party; provided, however, that Comvest shall be permitted to transfer its rights hereunder to any affiliated entity to which to transfers any or all of the Shares (although, in such instance, Comvest together with such transferees would be collectively required to comply with the limitations set forth in Section 2(b) to the extent those limitations are applicable at a given time).

8.

Binding Effect. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, legal representatives, successors and assigns.

9.

Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter shall be of no further force or effect.

10.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed via facsimile or in pdf format and, for purposes of enforcement, a facsimile or pdf signature shall be considered the same, and equally enforceable, as an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereby execute this Equity Rights Agreement as of the date set forth above.

RMG NETWORKS HOLDING CORPORATION

By:	/s/ Loren Buck
Name:	Loren Buck
Title:	Executive Vice President

COMVEST CAPITAL II, L.P.

By:
Name:
Title:

(Signature Page to Equity Rights Agreement)

IN WITNESS WHEREOF, the Parties hereby execute this Equity Rights Agreement as of the date set forth above.

RMG NETWORKS HOLDING CORPORATION

By:
Name:
Title:

COMVEST CAPITAL II, L.P.

By:	/s/ Daniel Lee
Name:	Daniel Lee
Title:	Managing Director

(Signature Page to Equity Rights Agreement)